Exhibit 99.2

Press Release #201811	FOR IMMEDIATE RELEASE	May 14, 2018

Enertopia to be featured on CEO clips on CBC Documentary Channel

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it will be featured on CEO Clip on CBC Documentary Channel.

BTV’s CEO Clips, a series of short video profiles on innovative publicly traded companies across North America, will feature Enertopia Corporation on CBC’s Documentary Channel beginning May 14, 2018 and running through May 27, 2018 Monday through Friday, throughout the day and evenings. View link: http://www.b-tv.com/enertopia-ceo-clip-90sec/.

Further online distribution through BTV’s CEO Clips include: BNN.ca, Thomson Reuters Insider Network Terminals, Yahoo Finance, TSX, Globe Investor, Stockwatch, Bloomberg, Stockhouse.com and BTV’s YouTube channel.

About CBC’s Documentary Channel and BTV:
CBC’s Doc Channel is a digital television station devoted to showing the best documentaries from Canada and around the world.

BTV-Business Television and CEO Clips produce and house the largest library of company video features and campaigns for publicly traded companies for broadcast on TV and financial sites. Contact info@b-tv.com

About Enertopia: A Company focused on using modern technology to build shareholder value. Working closely with Genesis Water Technologies (GWT) on an exclusive licensed process (Enerlet) with the goal to recover and produce battery grade lithium carbonate.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

“We are working to inform the market place about our recent news and next steps for advancements in the ENERLET lithium extraction technology process.” Stated President and CEO Robert McAllister

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its, mining projects, Lithium brine recovery technology, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that increasing electric vehicle sales and lithium demand will have any positive impact on Enertopia. There is no assurance that the current bench test will be successful and other projects will be acquired. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.